Exhibit 99.1

NEWS RELEASE
Contacts:	Union Drilling, Inc.
Christopher D. Strong, CEO
A.J. Verdecchia, CFO
817-735-8793

DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING PRICES COMMON STOCK OFFERING

FORT WORTH, TX – June 4, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) (the “Company”) today announced that it has priced a public offering of 3.0 million newly issued shares of its common stock at a public offering price of $8.25 per share. Jefferies & Company, Inc. is the sole underwriter for this offering. The Company has granted the underwriter a 30-day option to purchase up to 450,000 additional shares to cover over-allotments, if any. The offering is expected to close on June 10, 2009, subject to customary closing conditions. The Company intends to use the proceeds it receives from the offering (net of underwriting discounts and expenses) to repay indebtedness outstanding under the Company’s revolving credit facility.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”). The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, 1-888-449-2342. These shares may not be sold nor may offers to buy be accepted prior to delivery of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s public filings with the SEC, including its Annual Report on Form 10-K.